EXHIBIT 10.14

ALBERTSONS COMPANIES, INC.

RESTRICTED STOCK UNIT PLAN

FORM OF AWARD AGREEMENT

This Award Agreement (this “Agreement”) is made and entered into as of [●], 2015 (the “IPO Date”), by and between Albertsons Companies, Inc., a Delaware corporation (the “Company”) and [●] (the “Participant”). All capitalized terms not otherwise defined herein shall have the same meanings as in the Albertsons Companies, Inc. Restricted Stock Unit Plan (the “Plan”). In the event that the IPO does not occur, this Agreement shall be null and void ab initio

W I T N E S S E T H:

WHEREAS, on [●], 2015 (the “Grant Date”), the Participant was granted an Award of [●] Phantom Units under, and as defined in, the AB Acquisition LLC Phantom Unit Plan (the “Initial Plan”), and the terms of the Award Agreement between AB Acquisition LLC, a Subsidiary of the Company, and the Participant, dated as of the Grant Date (the “Phantom Unit Agreement”);

WHEREAS, the Company has adopted the Plan, effective as of the IPO Date, which supersedes the Initial Plan; and

WHEREAS, upon the closing of the IPO, the Participant’s Phantom Units outstanding immediately prior to the closing of the IPO shall automatically convert into the number of Restricted Stock Units set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the IPO Date, the parties hereby agree as follows:

1. Definitions.

“Change in Control” means the first to occur of any of the following events: (1) other than pursuant to a transaction described in clause (2) below, any one Person (the “New Beneficial Owner”) who is not an Investor becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the then issued and outstanding securities of the Company or (2) the sale, transfer or other disposition of all or substantially all of the business and assets of the Company, whether by sale of assets, merger or otherwise (determined on a consolidated basis), to another Person (the “Asset Acquirer”) other than a transaction in which the survivor or transferee is a Person more than fifty percent (50%) controlled, directly or indirectly, by one or more Investors; provided that if the transaction described in this clause (2) is solely for equity securities of the survivor or transferee that is publicly traded, no Change in Control shall be deemed to occur until the Investors have collectively sold at least fifty percent (50%) of the equity securities acquired by them in the survivor or the transferee in such sale of assets, merger or other disposition.

“Continuous Service” means the Participant’s uninterrupted performance of services on and after the Grant Date to the Company, its Subsidiaries and its Affiliates as an employee, director or consultant.

“Investors” means Cerberus Iceberg LLC, ABS TRS Corp., KRS ABS, LLC, Jubilee ABS Holding LLC, Klaff Markets Holdings LLC, Lubert-Adler SAN Aggregator, L.P. and their Affiliates.

“Restricted Stock Unit” means a restricted stock unit, which is a unit of measurement equivalent to one share of Common Stock but with none of the attendant rights of a holder of a share of Common Stock until a share of Common Stock is distributed in payment of the obligation in accordance with the terms and conditions of the Plan and this Agreement.

[IF APPLICABLE: “Tax Bonus” means a bonus that may be paid pursuant to Section 7 and the terms of the Plan.]

“Unvested Restricted Stock Units” means a Restricted Stock Unit that is not a Vested Restricted Stock Unit.

“Vested Restricted Stock Unit” means a Restricted Stock Unit that has vested in accordance with Sections 4 or 5(c) hereof.

2. Restricted Stock Units. Upon the terms and subject to the conditions set forth in this Agreement, upon the closing of the IPO, the Participant’s Phantom Units have been converted into [●] Unvested Restricted Stock Units. The Participant hereby acknowledges and agrees that effective upon the IPO, the Participant waives any rights to the Phantom Units and any rights under the Initial Plan and the Phantom Unit Agreement.

3. Transfers of Restricted Stock Units by the Participant. No Award and no right arising under such Award shall be transferable other than by will or by the laws of descent and distribution except in accordance with this Agreement and the Plan.

4. Vesting. The Restricted Stock Units shall vest with respect to [●] percent ([●]%) of the Restricted Stock Units on each of the following dates (each a “Vesting Date”), subject to the Participant’s Continuous Service on each such Vesting Date, except as otherwise provided below: [●].

5. Termination of Continuous Service.

(a) Unvested Restricted Stock Units. Except as provided in Section 5(c), in the event that the Participant’s Continuous Service terminates for any reason, the Participant’s Unvested Restricted Stock Units, including any right to any future Tax Bonus, shall be immediately forfeited, without the payment of consideration.

(b) Vested Restricted Stock Units. In the event that the Participant’s Continuous Service is terminated by the Company or any of its Subsidiaries or Affiliates for Cause, the Participant’s Unvested Restricted Stock Units and Vested Restricted Stock Units for which the payment of Common Stock has not been delivered, and any right to a future Tax Bonus, shall be immediately forfeited without the payment of consideration.

(c) Accelerated Vesting of Restricted Stock Units upon Termination Following Change in Control. If, following a Change in Control, the Participant’s Continuous Service is terminated due to the Participant’s death or Disability or by the Company or any of its Subsidiaries or Affiliates without Cause, all Unvested Restricted Stock Units, to the extent not previously forfeited or cancelled, shall become Vested Restricted Stock Units.

6. Award Settlement. The Company shall deliver to the Participant (or in the event of the Participant’s prior death, the Participant’s beneficiary), one share of Common Stock for each such outstanding Unvested Restricted Stock Unit that becomes a Vested Restricted Stock Unit in accordance with this Award Agreement. Delivery of such Common Stock shall be made as soon as reasonably practicable following the applicable Vesting Date or, if Section 5(c) applies, the date of the termination of the Participant’s Continuous Service, but in no event later than the earlier of the 15th day of the third month following the end of the calendar year in which Unvested Restricted Stock Units became Vested Restricted Stock Units or the 15th day of the third month following the end of the first taxable year of the Company in which the Unvested Restricted Stock Units became Vested Restricted Stock Units.

7. [IF APPLICABLE: Tax Bonus. Coincident with, or as soon as reasonably practicable following, the Company’s delivery of Common Stock to a Participant, the Company shall pay to the Participant a Tax Bonus in an amount equal to four percent (4%) of the Fair Market Value of the Common Stock then being delivered to the Participant. The Tax Bonus shall be paid to the Participant in cash, Common Stock or a combination thereof, in the Administrator’s sole discretion, not later than the latest date on which the Common Stock to which the Tax Bonus relates may be delivered pursuant to Section 6. No Tax Bonus shall be paid, and the Participant shall forfeit any right to any Tax Bonus, with respect to any Unvested Restricted Stock Unit or Vested Restricted Stock Unit that is forfeited by the Participant.]

8. Representations and Warranties of the Participant. The Participant hereby represents and warrants to the Company as follows:

(a) The Participant’s execution, delivery and performance of this Agreement does not and will not (i) result in a violation of any applicable law, statute, rule or regulation or order, injunction, judgment or decree of any court or other governmental or regulatory authority to which the Participant is bound or subject, (ii) conflict with, or result in a breach of the terms, conditions or provisions of, constitute (or, with due notice or lapse of time or both, would constitute) a default under, or give rise to any right of termination, acceleration or cancellation under, any agreement, contract, license, arrangement, understanding, evidence of indebtedness, note, lease or other instrument to which the Participant or any of his or her properties or assets are bound, or (iii) require any authorization, consent, approval, exemption or other action by or notice to any third party. This Agreement has been duly executed and delivered by the Participant and upon due execution and delivery by the Company will constitute the legal, valid and binding obligations of the Participant enforceable against the Participant in accordance with their terms, except as the enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general or by general principles of equity.

(b) The Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act and in this connection the Company is relying in part on the Participant’s representations set forth in this section.

(c) If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Common Stock must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such Common Stock and the Company is under no obligation to register the Common Stock (or to file a “re-offer prospectus”).

(d) If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Participant understands that the exemption from registration under Rule 144 will not be available unless (i) a public trading market then exists for the Common Stock, (ii) adequate information concerning the Company is then available to the public, and (iii) other terms and conditions of Rule 144 or any exemption therefrom are complied with; and that any sale of the Common Stock may be made only in limited amounts in accordance with such terms and conditions.

9. Representation and Warranty of the Company. The Company hereby represents and warrants to the Participant that the Company is a corporation, duly formed and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to execute, deliver and carry out the transactions contemplated by this Agreement, and to issue and deliver the Common Stock.

10. Conditions. The obligations of the Participant and the Company pursuant to this Agreement shall be subject to satisfaction of the following conditions:

(a) The representations and warranties of each of the other parties under this Agreement shall be true, complete and correct as of the IPO Date.

(b) No governmental body or any other person shall have issued an order, injunction, judgment, decree, ruling or assessment which shall then be in effect restraining or prohibiting the completion of the transactions contemplated under the Plan or this Agreement, nor shall any such order, injunction, judgment, decree, ruling or assessment be pending or, to the Company’s or the Participant’s knowledge, threatened.

11. Taxes. [EMPLOYEES: The Company shall withhold the amount of] [NON-EMPLOYEES: The Participant shall be solely responsible for] any required Federal, state, local and other taxes applicable to the Award; provided that, notwithstanding any provision of this Agreement or the Plan to the contrary, to the extent required the Company shall satisfy any of its tax withholding obligations with respect to the delivery of Common Stock to the Participant by withholding the number of shares of Common Stock that have a total Fair Market Value, on the date of delivery, equal to the total required amount of its tax withholding obligations.

12. General.

(a) Amendments and Waivers. The provisions of this Agreement may not be amended, modified, supplemented or terminated, and waivers or consents to departures from the provisions hereof may not be given, without the written consent of each of the parties hereto.

(b) Notices. All notices and other communications provided for or permitted hereunder to any party shall be deemed to be sufficient if contained in a written instrument and shall be deemed to have been duly given when delivered in person, by facsimile, by nationally-recognized overnight courier, or by first class registered or certified mail, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee as follows:

(1) If to the Company, to:

Albertsons Companies, Inc.

250 Parkcenter Blvd.

Boise, ID 83706

Attention: Executive Vice President, Human

Resources, Labor Relations, Public Relations and

Government Affairs

Telephone: (208) 395-5785

With copies to: General Counsel

With a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attn: Ian L. Levin, Esq.

Fax No.: (212) 593-5955

(2) If to the Participant, to the address listed in the personnel records of the Company.

All such notices, requests, consents and other communications shall be deemed to have been delivered (i) in the case of personal delivery or delivery by confirmed facsimile, on the date of such delivery, (ii) in the case of nationally-recognized overnight courier, on the next business day and (iii) in the case of mailing, on the third business day following such mailing if sent by certified mail, return receipt requested.

(c) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and permitted assigns. The Participant may not assign any of its rights or obligations under this Agreement without the prior written consent of the Company.

(d) Counterparts. This Agreement may be executed in two or more counterparts, each of which, when so executed and delivered, shall be deemed to be an original, but all of which counterparts, taken together, shall constitute one and the same instrument.

(e) Descriptive Headings, Etc. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein. Unless the context of this Agreement otherwise requires: (i) words of any gender shall be deemed to include each other gender; (ii) words using the singular or plural number shall also include the plural or singular number, respectively; (iii) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and paragraph references are to the Sections and paragraphs of this Agreement unless otherwise specified; (iv) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (v) “or” is not exclusive; and (vi) provisions apply to successive events and transactions.

(f) Severability. In the event that any one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the other remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

(g) Governing Law. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Delaware, or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal laws of the State of Delaware will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

(h) Consent to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits to the non-exclusive jurisdiction of any federal or state court within the State of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 12(b) shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any federal or state court in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(i) Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, INTERPRETATION OR ENFORCEMENT HEREOF. THE PARTIES HERETO AGREE THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND WOULD NOT ENTER INTO THIS AGREEMENT IF THIS SECTION WERE NOT PART OF THIS AGREEMENT.

(j) Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto shall and do hereby waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties hereto, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement in any action instituted in any federal or state court located in the State of Delaware, or, in the event such courts shall not have jurisdiction of such action, in any court of the United States or any state thereof having subject matter jurisdiction of such action.

(k) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings relating to such subject matter, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to such subject matter, including without limitation the Initial Plan and the Phantom Unit Agreement.

(l) Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(m) Construction. The Company and the Participant acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the Company and the Participant.

(n) Funding. No provision of the Plan or this Agreement shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Until delivery of Common Stock to a Participant, a Participant shall have no rights under this Agreement or the Plan other than as unsecured general creditors of the Company, except that insofar as the Participant may have become entitled to payment of additional compensation by performance of services, the Participant shall have the same rights as other service providers under general law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ALBERTSONS COMPANIES, INC.

By:
Name:
Title:

PARTICIPANT:

Name:
Address: